Exhibit 2

Bogotá D.C., April 21, 2009

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on January 23, 2009 (Registration Statement No. 333-156913), as amended (the “Registration Statement”), of U.S. $1,000,000,000 aggregate principal amount of the Republic’s 7.375% Notes due 2019 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated April 14, 2009 included in the Registration Statement, as supplemented by the Prospectus Supplement dated April 14, 2009 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004 (as amended, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.);

(iii) the global Securities dated April 21, 2009 in the principal amount of U.S. $1,000,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated April 21, 2009 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a) Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b) Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c) Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d) Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference); and

(e) Decree No. 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference); and

(vi) the following additional acts of the Republic under which the issuance of the Securities has been authorized:

(a) Resolution No. 910 of April 13, 2009 of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit A hereto);

(b) External Resolution No. 3 dated April 8, 2009 of the Board of Directors of the Central Bank of Colombia (a translation of which is attached as Exhibit B hereto);

(c) CONPES 3580 MINHACIENDA DNP: SC dated April 2, 2009 (a translation of which is attached as Exhibit C hereto); and

(d) Authorization by Act of the Comisión Interparlamentaria de Crédito Público adopted at its meeting held on April 2, 2009 (a translation of which is attached as Exhibit D hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 3 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2007 and to the use of the name of the Acting Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “General Information—Validity of the Notes” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ricardo Alfonso Villalba
Ricardo Alfonso Villalba
Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

REPUBLIC OF COLOMBIA

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION No. 910 of April 13, 2009

“Whereby the Nation is authorized to issue, subscribe and place Public External Indebtedness Certificates up to an amount of ONE BILLION US DOLLARS (US $ 1,000,000,000), or its equivalent in other currencies, in the international capital markets and other provisions are taken;”

THE MINISTER OF FINANCE AND PUBLIC CREDIT

in use of his legal powers and specially those conferred by Article 19 of Decree 2681 of 1993, and

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies – NCESP (CONPES) - and the opinion of the Inter-parliamentary Commission of Public if it deals with Public External Indebtedness Certificates with a period over a year;

Article 24 of Law 185 of 1995, sets forth that for all purposes provided for in subsection 5 of 2nd Paragraph of Article 41 of Law 80 of 1993, the Inter-Parliamentary Commission of Public Credit shall issue a preliminary opinion allowing to start with relevant procedures for public credit transactions and a final opinion making said transaction become real for the execution of said transactions in each particular case. From the above are exempted the transactions related to the issuance, subscription and placement of bonds and securities, for which purposes, the Inter-Parliamentary Commission of Public Credit shall render its opinion just for once;

Pursuant to CONPES 3580 Document of April 2, 2009, the National Council of Economic and Social Policies – NCESP (CONPES) - rendered its favorable opinion to the Nation to contract transactions related to External Public Credit to finance budgetary appropriations for FY2010, up to an amount of US $ 2.0 billion, or its equivalent in other currencies;

Based on the favorable opinion rendered by the National Council of Economic and Social Policies – NCESP (CONPES) - referred to in previous recital, the Nation has not carried out any issuance of national bond certificates;

In its session held on April 2, 2009, the Inter-Parliamentary Commission of Public Credit rendered its unanimous sole opinion to the Nation – Ministry of Finance and Public Credit – to finance or pre-finance budgetary appropriations for FY2010 by means of an issuance of bonds in the international capital markets up to an amount of US $ 2.0 billion, or its equivalent in other currencies;

Based on said opinion, the Nation has not carried out any issuance of national bond certificates;

In line with provisions of Article 16, letters c) and h) of Law 31 of 1992, through External Resolution Nº 3 of April 8, 2009, the Board of Directors of Banco de la República indicated the general financial conditions to which the Nation must be bound to place Public External Indebtedness Certificates in the international capital markets which proceeds may be allocated to finance budgetary appropriations for FY2010;

The Nation is planning to re-open the issuance of Public External Indebtedness Certificates maturing in Y2019, authorized by means of Resolutions 012 of January 6, 2009, issued by the Ministry of Finance and Public Credit, for a total amount up to ONE BILLION US DOLLARS (1,000,000,000.00) or its equivalent in other currencies, which proceeds are intended to finance budgetary appropriations for FY2010;

RESOLVES:

ARTICLE ONE.- To authorize the Nation to issue, subscribe and place Public External Indebtedness Certificates in the international capital markets up to an amount of ONE BILLION US DOLLARS (US $ 1,000,000,000.00) or its equivalent in other currencies, in the international capital markets, through the re-opening of public external indebtedness certificates due in 2019, authorized by means of Resolution 012 of January 6, 2009, issued by the Ministry of Finance and Public Credit;

PARAGRAPH.- Proceeds being obtained from this issuance shall be allocated to finance budgetary appropriations for FY2010.

ARTICLE TWO.- The Public External Indebtedness Certificates being dealt with in previous recital will have the following characteristics, terms and conditions:

Maturity:	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rate according to market conditions prevailing on the date of placement, subject to the limits determined by the Board of Directors of Banco de la República.

Denominations:	In US Dollars.

Other charges and fees:	The ones corresponding to this sort of operations

ARTICLE THREE.- The other terms, conditions and characteristics of the debt management transaction authorized hereby will be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- To authorize the Nation to carry out the operations connected to the public credit transaction described in Article One hereof.

ARTICLE FIVE.- In line with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

ARTICLE SIX.- The Nation - Ministry of Finance and Public Credit must comply to the other relevant regulations, in special those related to External Resolution No. 8 of 2000 of the Board of Directors of the Banco de la República and other concurrent provisions.

ARTICLE SEVEN.- This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of April 13, 2009

/s/ ÓSCAR IVÁN ZULUAGA ESCOBAR
ÓSCAR IVÁN ZULUAGA ESCOBAR
MINISTER OF FINANCE AND PUBLIC CREDIT

EXHIBIT B

EXTERNAL RESOLUTION Nº 3 OF 2009

(April 8)

Whereby the financial conditions to which the Republic must be subject to place external public debt certificates in the international capital markets are set forth.

THE BOARD OF DIRECTORS OF THE BANCO DE LA REPÚBLICA

In use of its legal and constitutional powers, in special those conferred by letters c) and h) of Article 16 of Law 31 of 1992,

RESOLVES:

Article 1.- Without prejudice of the fulfillment of the other requisites set forth by the laws in force and in order to ensure the placement shall take place according to the market conditions, the securities in foreign currency to be issued and placed by the Nation in the international capital markets and which proceeds shall be intended to finance budgetary allocations for FY2010, shall be subject to the financial conditions listed below:

PERIOD: Over 2 (two) years according to the market to be accessed.

INTEREST: Fixed or variable rates according to market conditions prevailing on the date of placement of securities, subject to the limit provided for by the Board of Directors of Banco de la República to the Ministry of Finance and Public Credit.

OTHER EXPENSES AND FEES: Those ones corresponding to this sort of operations.

Paragraph.- Without the due fulfillment of the financial conditions provided for herein, the aforementioned certificates may not be offered or placed.

Article 2.- Within the ten (10) days following the date of each issuance, the Ministry of Finance and Public Credit shall report to the Board of Directors of Banco de la República about the result of the placement of securities referred to herein.

Article 3.- This resolution is valid as from the date of its publication.

Given in Bogotá, D. C., as of April 8, 2009.

(Signed)	(Signed)
ÓSCAR IVÁN ZULUAGA ESCOBAR	CLAUDIA ACOSTA ECHEVERRIA
President	Secretary (E)

JDS-06324

April 8, 2009

Doctor

WILLIAM ORTIZ LINARES

General Director of Public Credit and National Treasury (A)

Ministry of Finance and Public Credit

Carrera 8 N° 6-64

Bogotá, D. C.

Dear Doctor Ortiz,

In view of your communication of past April 7, 2009, I hereby inform you that the Board of Directors of the Colombian Central Bank (Banco de la República) set forth the financial conditions for securities of the National Government in external markets through the External Resolution No. 3 of April 8, 2009, copy of which I am enclosing hereto.

Likewise, the Board of Directors agreed to set forth a rate in U.S.$ not over 800 basis points coming of the US Treasury Bonds of the same maturity or its equivalent in other currencies, as an interest rate cap for the issuance of securities to be made based on said External Resolution.

Sincerely,

CLAUDIA ACOSTA ECHEVERRÍA
General Advisor of the Office of the Secretary of the Board of Directors

Enclosures

Office of the Secretary of the Board of Directors – Carrera 7 No. 14-78, 6th Floor – Bogotá, D. C. – Phone: (57-1) 343 1083 –

Fax (57-1) 281 9734

EXHIBIT C

CONPES 3580 Document

National Council of Economic and Social Policy

Republic of Colombia

National Planning Department

FAVORABLE OPINION GIVEN TO THE NATION TO OBTAIN AN INDEBTEDNESS QUOTA IN EXTERNAL BONDS UP TO AN AMOUNT OF US $ 2.5 BILLION OR ITS EQUIVALENT IN OTHER CURRENCIES, TO FINANCE BUDGETARY APPROPRIATIONS FOR FY2009 AND 2010.

Ministry of Finance and Public Credit

DNP: SC

Approved version

Bogotá, D. C., April 2, 2009

Abstract

Considering the nation should have sufficient leeway to go to funding sources to cover the largest deficit to be presented during 2009 as a result of lower growth in the economy and so that it can anticipate a further deterioration in international conditions through a rapid access to international markets, while maintaining the compliance with its strategic goal of building efficient and liquid curves, the Ministry of Finance and Public Credit (MFPC) is managing authorizations and concepts relevant to finance external additional requirements in addition to those provided for 2009 and the ones foreseen for 2010 through external debt bonds.

TABLE OF CONTENTS

I. INTRODUCTION	4

I. BACKGROUND	4

New 2019 Global Bond Issue	4

II. JUSTIFICATION	6

Financing 2009	6
Pre-Financing 2010	7

III. OBJECTIVES	9

IV. RECOMMENDATIONS	10

I.	INTRODUCTION

Pursuant to provisions of Decree 2681 of 1993 “whereby public credit transactions, public debt management transactions, their assimilated and connected ones and direct contracting thereof are partially regulated”, this document submits for the consideration of the CONPES the favorable opinion to the Nation - Ministry of Finance and Public Credit - to contract, on behalf of the Nation, public external credit transactions through international capital markets and the commercial banks up to U.S. $ 2.5 billion or its equivalent in other currencies to finance priority budgetary appropriations for FY2009 and FY2010.

I.	BACKGROUND

By means of Document CONPES 3537 of July 31 of 2008, the Nation received a favorable opinion to finance budget appropriations for FY2009 up to an amount of USD $ 1.0 billion or its equivalent in other currencies. Under this quota, the nation made the following operation in international markets.

New 2019 Global Bond Issue

On January 6, 2009, the Nation carried out the issue of a new bond maturing in 2019 for a total of USD $ 1.0 billion, obtaining the total proceeds from bonds provided for in the financial plan for 2009 and meeting its strategic goal to strengthen its yield curve by creating a new liquid point in a 10-year term.1 This operation is performed by taking advantage of an improvement in financial conditions which is mostly reflected in a reduction in market volatility.2

[1]

The strengthening of the yield curve is done through the issuance of liquid bonds (with amounts above USD $ 1.0 billion) in the most representative terms, usually 10 and 30 years. The importance of establishing benchmarks is to create a more efficient curve that due to its liquidity shall allow investors to increase or reduce its position easily and therefore the price differential between buyers and sellers shall be lesser. This ensures that the prices of securities shall not be penalized with a discount caused by the inability to liquidate a position at a given time and that at the medium and long term their yields shall be reduced. The foregoing, in its turn, implies that as time elapses, as market yields get reduced, the Nation can enter the market at lower financing costs. At the same time, it is important to highlight that the construction of a liquid and efficient curve serves not only to the Nation, but it is a benchmark for other Colombian issuers considering making emissions in international markets and which risk is intrinsically linked to sovereign risk.

[2]

As shown in Graph 1, the VIX, the benchmark for measuring market volatility, recorded during the first days of January, the lowest level since the collapse of Lehman Brothers in mid September 2008, with the emergence of a window of opportunity that took Colombia to access international markets.

Graph 1

Market Volatility

Table 1

Conditions of issue of Bond 2019

Similarly, it is important to highlight the great acceptance that took the operation to include the participation of 170 accounts and a total demand of USD $ 2.8 billion. The conditions of the new issue are as follows:

Amount issued in U.S. dollars	$ 1,000,000,000 USD

Term (life average)	10.3 years

Coupon	7.375%

Yield	7.500%

Price	99.136%

Spread on Treasures	502.9 basis points

Interest payment	Bi-annual, with the next coupon payment on September 18, 2009

Date of compliance	January 13, 2009

Leading banks in the transaction	Barclays Capital Inc. and Morgan Stanley & Co. Incorporated

Governing Law	New York

Bond status	General, direct and unconditional debt obligations

II.	JUSTIFICATION

Funding 2009

The Financial Plan for 2009 envisaged a deficit goal of COP $ 17.4 trillion to finance, of which COP $ 2.3 trillion, equivalent to USD $ 1.0 billion. It would be financed through bond debt issue. This amount was actually obtained through the issuance in international capital markets of the new benchmark bond at 10 years carried out by the Nation on January 6, 2009.

However, due to the results shown by the Colombian economy during the last quarter of 2008 and signs of deterioration in various indicators of industrial production, sales and employment, the government revised its growth target for 2009 from a 3 level % to a range between 0.5% and 1.5%, which in turn led to the correction in the projection of tax collections for the current period from $ 83.1 trillion to $ 80.6 trillion and an increase in fiscal deficit target of $ 2.5 trillion for 2009.

Considering a) that there is appetite in the international market for good-quality sovereign debt, as evidenced by the transaction executed by Peru just a week ago (March 25) which was able to place U.S. $ 1.0 billion at 10 years with a demand of almost five (5) times the issued amount, b) that there is a recognition by investors toward fiscal policies and debt management implemented by the Nation and c) that the lesser presence of Colombia in the international markets due to reduced requirements for external financing in recent years, the Colombian bonds have a scarcity value, generating in its turn a demand that has not been satisfied; it is estimated that the deficit financing can be carried out through an increase of external debt via external bonds. The latter is particularly relevant at a time when it may not be advisable to increase the domestic borrowing via TES (domestic bonds) or increase in excess the external financing via multilateral agencies.

It is preferable to avoid moving to the private sector to raise funds in the local market, even more under the global economic slowdown scenario that is currently taking place. Likewise, it is also sought not to affect market expectations with a change in placement of the previously defined program for this year. On the other hand, the ability to increase indebtedness with multilateral agencies is limited as other countries are increasing their demand for funds, many of which have a higher degree of risk that is higher than our country’s under the current crisis and is therefore likely that the multilateral banks should focus their resources on them. Similarly, it is important to note that the pace of disbursement is tied to its destination, particularly for the case of appropriations for specific destination, is subject to rapid implementation of projects being such variable not ever under our control.

In this way, it is necessary to count with the ability to finance a part of the deficit for FY2009 through the issue of external debt bonds.

[3]

The Gross Domestic Product showed up in the last quarter of 2008, a growth of -0.7%, being manufacturing, construction, agriculture and trade sectors the ones of the worst performance with decreases of -8%, -8%, -0.6 % and -0.1%.

Pre-financing for 2010

According to projections made by the Deputy Directorate of Risk of the General Directorate of Public Credit and National Treasury of the MFPC, as of March 15, 2009, the amortizations on account of Government’s external debt shall amount up to U.S. $ 1.644 billion for Y2010, while interest payment and commissions will amount up to U.S. $ 2.006 billion in the same year, for a total of U.S. $ 3.650 billion in payments on account of debt service. 31% of these liabilities are concentrated in the first quarter.

Table 2

Proyección de Deuda Pública Externa

PROYECCIÓN DE DEUDA PÚBLICA EXTERNA\1(Millones de US Dólares)

	1r. Trim.	2o Trim.	3r Trim.	4o. Trim.	Total
Amortizaciones	694	476	447	562	2,179
Gobierno\3\4	605	305	367	366	1,644
Resto del Sector Público No Financiero	51	126	50	177	403
Banco de la República	—	—	—	—	—
Resto del Sector Público Financiero	38	45	30	20	133
Intereses y Comisiones	561	603	559	690	2,413
Gobierno\3\4	531	445	503	527	2,006
Resto del Sector Público No Financiero	26	145	53	146	370
Banco de la República	—	—	—	—	—
Resto del Sector Público Financiero	4	13	3	16	37

PUBLIC EXTERNAL DEBT PROJECTION\1 (Million of US Dollars)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Amortizations	694	476	447	562	2,179
Government\3\4	605	305	367	366	1,644
Rest of Non-Financial Public Sector	51	126	50	177	403
Colombia’s Central Bank	—	—	—	—	—
Rest of Financial Public Sector	38	45	30	20	133
Interest and Commissions	561	603	559	690	2,413
Government\3\4	531	445	503	527	2,006
Rest of Non-Financial Public Sector	26	145	53	146	370
Colombia’s Central Bank	—	—	—	—	—
Rest of Financial Public Sector	4	13	3	16	37

Taking into account the commitments of the Nation on account of debt service, and considering that the financial and economic conditions worldwide could deteriorate further, it is necessary to ensure that the Nation secure as many funds as possible in anticipation to contingencies that may arise both in the local and the external economy, which may hinder or make more expensive the access to international capital markets in the future. Among the major signs of deterioration that remain and may affect future emissions we may list the following ones:

•

The indicators related to unemployment and constructions continue to show negative results. The indicator “Non Farm Payrolls”[4] continues to show a drop[5] that matches the increase in unemployment rate surpassing historical levels.[6] For its part, the construction industry, trigger of the current crisis, does not show signals of recovery in asset prices or matured portfolio.[7]

Figure 2

Building Permits and Housing Price Index in the U.S.

The equity market has shown a very volatile behavior driven mainly by strong reactions to news announced to the market, which has led to major stock indexes to reach historical lows;8 besides, announcements of dividend cuts of companies have discouraged investment in equities as they affect profitability.

•

Despite the interest rates of the major central banks are at historical lows, the treasures recorded an upward trend before the concerns on the oversupply of securities which will involve financing the rise in the deficit of the United States for rescue and economic recovery programs implemented by President Obama’s administration. Many analysts expect further cuts, but the consensus is clear as to increases in interest rates for 2010.

[4]	Indicators published by the U.S. Statistics Office that represents the total number of employees, excluding government employees, NGOs, agricultural and domestic workers.

[5]

This indicator passed from 100.00 as of September 30, 2007 to -651,000 with cut date as February 28, 2009, and it is expected that the market may reach -658,000 know this Friday when the data for the month of March shall be released.

[6]

On its part, unemployment rate has increased from 4.7% in September 2007 to 8.1% in February 2009, being the highest in this period. This Friday is estimated that the figure may reach 8.5% when they meet the unemployment figure for March.

[7]	Construction permits have fallen dramatically, from 1,185,000 in September 2007 to 583,000 in February 2009.

[8]	On March 2 when the Dow Jones closed below 7,000 for the first time since 1997 and the S & P did it by 700, its lowest close since November 1996.

Figure 3

FED rates vs Treasures at 5, 10 and 30 years

1.	The impact of the crisis in Eastern Europe has become an additional concern that might aggravate the situation and directly affect the emerging countries as they may increase risk aversion among investors regarding these economies. This would involve further reductions in capital flows to Latin America and thus a lower interest for securities of countries like Colombia.

In this context, it is necessary to take advantage of current steady behavior of Colombian bonds abroad, to search for a possible issuance window that might secure additional funds as soon as possible anticipating a greater difficulty in accessing international markets or at higher costs.

III.	OBJECTIVES

Considering i) the deterioration in international markets, ii) the higher need for funds to finance the National Government’s deficit, and iii) the interest expressed by investors to invest in emerging countries, the Nation should be able to take advantage of any market window that allows the market to finance a larger amount anticipated for 2009 and / or financing needs of 2010 for the remainder of the year to acceptable levels within the current situation. Similarly, it should be able to anticipate the possible deterioration in the international capital markets.

It is also important to note that the strategic development of yield curves is a primary objective for the Nation. It is necessary to have liquid curves and thus the feed of benchmarks in which the market has shown interest such as 5-and-10-year terms, continues to be a feature for the implementation of any transaction.

[9]	The U.S. benchmark rate is at 0.25 % United Kingdom at 0.50%, European Union at 1.50 % and Japan at 0.1%.

In this regard, it is necessary that the Nation has the necessary approvals10 to take advantage of any time in which market conditions may be favorable, especially if you consider that the windows of opportunity are becoming increasingly shorter and scarce due to volatility, nervousness and high sensitivity to any economic or financial announcement.

Therefore, the Ministry of Finance is currently managing before the three institutions the relevant authorizations and opinions to finance budgetary appropriations through bond debt issue in an amount of USD $ 500 million in 2009 and an amount of USD $ 2.0 billion in 2010, taking into account the favorable market window.

IV.	RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department recommend the CONPES:

1.	To issue a favorable opinion so that the Nation may contract transactions related to public external credit to finance budgetary appropriations for FY2009 and FY2010 up to an amount of US $ 2.5 billion or its equivalent in other currencies.

[10]

The external debt bond issue requires the approval of CONPES and the Inter-Parliamentary Commission of Public Credit, as well as the definition of financial parameters which must conform to the Republic regulations in its debt transactions on the part of Colombian Central Bank (Banco de la República).

EXHIBIT D

Ministry of Finance and Public Credit

Republic of Colombia

MEMORANDUM

6.0.1     3-2009-06880

Bogotá, D.C., 02 APRIL 2009

FOR:	Dr. Ricardo Moncada, Deputy Director of Financing with Multilateral Agencies and Governments (Acting)

Dra. María Catalina Escobar, Deputy Director of External Financing of the Nation

FROM:	Technical Secretary – Inter-parliamentary Commission of Public Credit

SUBJECT:	Records of the Inter-parliamentary Commission of Public Credit – Session held on April 2, 2009

I am enclosing the records of the Inter-parliamentary Commission of Public Credit, corresponding to the meeting held on April 2, 2009, during which the following opinions were issued:

Borrower	Lender	Amount	Opinion	Destination
Nation - Ministry of Finance and Public Credit	International Capital Market	Up to an amount of US $ 500 million or its equivalent in other currencies to finance budgetary appropriations for FY2009, and up to an amount of US $ 2.0 billion to finance or pre-finance budgetary appropriations for FY2010.	Sole	To finance budgetary appropriations for FY2009, and up to an amount of US $ 2.0 billion to finance or pre-finance budgetary appropriations for FY2010, in accordance with approved amounts for each case, via bonds issue in the international capital markets.

Nation - Ministry of Finance and Public Credit and the National Planning Department	Inter-American Development Bank IADB	Up to an amount of US $ 250 million or its equivalent in other currencies.	Final	Financing of priority budgetary appropriations of the National Government

Yours sincerely,

Technical Secretary to the Interparliamentary Commission of Public Credit

Enclosures: two (2) folia

Copy to:	Dr. Camilo Antonio Yepes Villate, Deputy Director of Risk Dra. Irma Guevara Fajardo, Deputy Director of Other Entities, Follow-up, Reiorganization and Portfolio.

Carrera 8 No. 6-64, D. C. PBX 3811700

www.minhacienda.gov.co

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE

INTERPARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on April 2, 2009, the Interparliamentary Commission of Public Credit has given unanimously its sole favorable opinion to the Nation – Ministry of Finance and Public Credit to finance budgetary appropriations for FY2009 through the issuance of bonds in the international capital markets up to an amount of US $ 500 million or its equivalent in other currencies and to finance or pre-finance budgetary appropriations for FY2010 through the issuance of bonds in the international capital markets up to an amount of US $ 2.0 billion or its equivalent in other currencies.

Sincerely,

CAMILA MERIZALDE ARICO
SECRETARY

Given in Bogotá D. C., as of April 2, 2009.